Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Mark H. Collin
603-773-6612
collin@unitil.com

Unitil Announces Pricing of Public Offering of Common Stock

Hampton, NH – May 21, 2009 – Unitil Corporation (NYSE:UTL) (www.unitil.com) announced today that it priced a public offering of 2.4 million newly issued shares of common stock at a public offering price of $20.00 per share. Unitil has also granted the underwriters a 30-day option to purchase up to an additional 360,000 shares to cover any over-allotments.

Net proceeds from this offering will be used (i) to repay all amounts outstanding under the bridge credit facility that was used to partially finance the acquisitions of Northern Utilities, Inc. and Granite State Gas Transmission, Inc., which closed on December 1, 2008, and the related costs and expenses and (ii) for other general corporate purposes, including capital contributions to its distribution utilities and repayment of short-term debt.

RBC Capital Markets Corporation is acting as lead underwriter for the offering. The co-managers for the offering are Janney Montgomery Scott LLC., Oppenheimer & Co. Inc., Brean Murray, Carret & Co., LLC., and Edward D. Jones & Co., L.P.

A copy of the final prospectus supplement and the accompanying base prospectus relating to this offering may be obtained from RBC Capital Markets Corporation, 3 World Financial Center, 8th Floor, 200 Vesey Street, New York, NY 10281; or from any of the other underwriters.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and there will not be any sales in any jurisdiction in which such sales would be unlawful. The offer is being made only through the prospectus supplement and the accompanying base prospectus, which is part of a registration statement that became effective on April 29, 2009.

About Unitil:

Unitil is a public utility holding company with subsidiaries providing electric and natural gas distribution service in New Hampshire and Massachusetts, natural gas distribution service in Maine and energy services throughout the northeast. Unitil serves approximately 170,000 utility customers in three states. Its utility affiliates include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc. and Granite State Gas Transmission, Inc. Its other subsidiaries include Unitil Service Corp. and its non-regulated business segment doing business as Usource.

Forward Looking Statements:

This press release contains forward-looking statements, which are subject to the inherent risks and uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: our ability to integrate the business, operations, and personnel of Northern Utilities and Granite State and to achieve the estimated potential synergy savings attributable to our acquisition of those entities; our ability to retain existing customers and gain new customers; variations in weather; major storms; changes in the regulatory environment; interest rate fluctuation and credit market concerns; customers' preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and customers’ performance under multi-year energy brokering contracts, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

For more information, visit Unitil at www.unitil.com or call Mark Collin at 603-773-6612.

Corporate Office:

6 Liberty Lane West

Hampton, NH 03842-1720

800-999-6501